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(212) 848-7325

                                                 January 13, 1998



VIA EDGAR

Mr. Darren DeStefano
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

              RE:  DISCOVERY ZONE, INC. REGISTRATION STATEMENT ON FORM 10
              -----------------------------------------------------------

Dear Mr. DeStefano:

         On behalf of Discovery Zone, Inc. (the "Company"), we hereby respectfully request the withdrawal of the Company's Registration Statement on Form 10 dated November 19, 1997, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, relating to shares of common stock of the Company.

         If you have any questions or require any additional information, do not hesitate to contact the undersigned at (212) 848-7325. Thank you for your consideration.

                                                 Very truly yours,


                                                 /s/ Stephen T. Giove
                                                -----------------------
                                                 Stephen T. Giove